Exhibit 99.1

Investor Contact:                                             Media Contact:
Kiley Fleming                                                 Karen Moss
(615) 855-5525                                                 (615) 855-5210

           2002 ANALYST MEETING: MARCH 26, 2002 PRESENTATION SCRIPTS

OPENING REMARKS - Kiley Fleming, Director, Investor Relations

Our presentations today will contain historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements.

The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information are those set out in our most recent Annual Report on Form 10-K and in the earnings release issued on March 18, 2001.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. The Company undertakes no obligation to publicly update or revise any forward-looking statements



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contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Some of today's presentations will include financial information for 2001. In accordance with interpretations of the staff of the Securities and Exchange Commission and the normal procedures of the Company's auditors, the Company's financial statements for 2001 fiscal year will not be deemed to have been issued until the Company's Annual Report on Form 10-K is filed, and as a result, the Company's financial statements will necessarily remain subject to adjustment until such filing.

UNDERSTANDING OUR CUSTOMER -
 - Bob Warner - Vice President and General Merchandise Manager
 - Angela Martin - Director, Marketing

Dollar General's deep concern for its core customer gives it a true mission - a mission that is the catalyst for a powerful merchandising strategy:
"customer-driven distributors of consumable basics." This strategy has fueled our company's growth and has imposed incredible change on our company, supply chain and stores.

Understanding our customer is the foundation for understanding our merchandising strategy.

First, we will begin with a discussion of our customer and her needs. Secondly, we will show how our customers are responding to our merchandise strategy. We'll conclude with what we are doing to improve service to our customers in 2002.

Last summer we updated our proprietary customer research from 1997 by interviewing 5,800 customers in 100 stores. And let me share with you the three most important insights we obtained; they relate to our customers' #1) gender, #2) race and ethnicity, and #3) income.

Our customers are still predominately female. We are also attracting a higher percentage of male shoppers. The shift to a higher male customer base, we believe, is due to an increased number of male heads of households.

Our primary customer is Caucasian, but our African American shopper base has grown 800 basis points since 1997. We believe that much of this growth is a result of our merchandising efforts.

We have also seen significant growth in our Hispanic customer base and we believe we can apply our strategy to better serve our Hispanic customer.

Dollar General serves the low-income consumer. Our typical customer earns less than $30,000 annually. More than one third of them earn less than $20,000.

However, our powerful, value-driven, merchandising strategy casts a wide net, and we're "catching" new customers without changing our focus on our low-income consumer. Our research tells us that more affluent customers, earning $30,000 and $50,000 annually , are discovering - and shopping - Dollar General. Although this customer can afford to shop other outlets, she is attracted to our quality selection of household basics at exceptional value, and neighborhood convenience. She is using Dollar General as her fill-in trip destination.

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However, we remain focused on, and committed to serving our target customer -
the low-income consumer: who needs more than ever.

Over the last five years, the US median HH income has grown 14% to $42,000 annually. During this same period, our customers' median income has grown only 10% to $27,500. When adjusted for inflation, while US median income grew 6.1% over the last five years, our customer's median income grew only 3%. Obviously, our customer is having a harder time making ends meet than the average American.

 Our strategy is simple: We are:"A customer-driven distributor delivering value in everyday basics." We define "everyday basics" as "needs" and "wants": - "Needs" are consumables for every day living: food, basic heath-care, home cleaning supplies. Our customers use and use up these items frequently.
- "Wants" are items our customers desire but otherwise wouldn't be able to afford, such as basic seasonal household items and home furnishings.

Obviously we cannot carry every item our customer may want or need if we are to maintain our small-store convenience. We understand our customer and we deliver a mix which best meets her needs. How do we do that?

We begin by analyzing categories of merchandise and then select the SKUs which will create a "best-of the best" mix within each category. Each category is assigned a role based on profitability and sales. For example, categories assigned to role #1 produce less sales but typically deliver very high IMU. Categories in role #2 are sales drivers. They are purchased frequently, drive store traffic, but deliver less initial mark-up, (or IMU). Categories in the third role support our corporate brand image. They are highly-consumable and provide less initial markup. When a customer runs out of an item in this category, we want her to think of us first. These categories place a strain on IMU; however, we offset that strain by using the right balance of quality private label and control brands. Because of their sales volume, this role is our most profitable.

Once we define the categories that we'll carry, we then select the bestSKUs within each that will meet most of our customers' needs. We combine our proprietary methodology and insights with syndicated data to identify what our customers buy, and when and where she buys it.

Let's focus now on our second area:  our customer's response to our strategy.

The 5,800 customers we interviewed last year, tell us we're getting it right. 94% of our customers claim to be "satisfied" or "completely satisfied" with their shopping experience, almost all of our customers are repeat customers, and 92% intend to shop with us again within the next month.

Our customer is also shopping with us more frequently. Half of our customers claim to shop with us 2 or more times per week, an increase of 28% compared to 1997.

This is particularly encouraging, when you consider that Americans are shopping less. From 1998 to 2000, shopping trips declined 2% in the US. Therefore, in order to increase shopping frequency, retailers must steal trips away from other outlets. That is exactly what Dollar General has done.


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In fact, since 1998, trips to Dollar General have grown 16%, according to A.C.
Neilson.

How is Dollar General stealing trips from other outlets? By offering exceptional value and convenience. 96% of our customers rated us "very good" or "excellent" in value. Dollar General offers true, every day low prices. Our customer has told us that at Dollar General she doesn't have to wait for a sale to save. She can count on us to offer her low prices on every item in every store every day.

She rated us equally high in convenience. Our stores are in our customers' neighborhoods. We offer convenient parking and small, easy-to-shop layouts. The average shopping trip at Dollar General takes less than 15 minutes.

 Finally, customers rated us highly on providing a pleasant store experience and a good selection of the basics she wants.

Research has shown that we make our customers' lives better by meeting her emotional and psychological shopping needs. Our even-dollar price points make it easy for our customer to "count up her purchases in her head" which helps her feel in control of her spending. Our everyday low prices makes it easy to save, and saving money makes our customer feel successful and smart. Our customer can also afford to treat her family to things that otherwise she couldn't afford, such as a toy for her child, or a gift for a friend. This makes her feel she provides the best she can for her loved-ones.

Our stores are welcoming, comfortable, and unintimidating to our customers.
A limited selection of merchandise doesn't overwhelm her. Our small stores and friendly employees aren't intimidating, so she feels at home in Dollar General.

Most of our customers said there was "nothing" they disliked about our stores. But we're not satisfied with that. We know we have opportunities for improvement. We are always looking for ways to improve value and selection. They are the two cornerstones to our merchandise strategy. Our greatest opportunity lies in improving in-store standards and out of stocks.

Even with these opportunities, our customers prefer us over our nearest dollar competitor. According to AC Neilson, 57% of all dollars spent in the dollar channel in our trade area are spent at Dollar General. Our customers choose to shop DG over our nearest dollar competitor because of "PRICE/VALUE" . The second most frequently-mentioned reason is "CONVENIENCE" such as store locations, fast check-outs and easy-to-shop stores. Finally, 27% cited "SELECTION/AVAILABILITY" for choosing us first.

Our customers also shop at K-Mart and Wal-Mart one or more times a week. However, about 2/3 of our customers do not shop Target, Walgreen's or CVS Drug.

While our customers shop other outlets, we're getting more of her business. Our POS data shows our average transaction size and number of items purchased increased 7% since 1997. The number of transactions has increased 5% during this same period.

Our customer has an even more compelling way of telling us how we're doing - with every dollar she spends in our stores. Since 1999, we've posted double digit sales increases, finishing 2001 with 17% increase over 2000. Same store

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sales increased 7.3% over 2000. Sales per square foot in existing stores increased 4% to $154.

When we break out sales in our four divisions - highly consumable, seasonal, basic household and clothing - we see where our customer is spending her money. Sales in highly consumables have more than doubled since 1998. However, the reclassification of some basic household products to the highly consumable division contributed to some of this growth. Our seasonal/hardware division has nearly doubled since 1998 making it our 2nd largest division.

Highly consumables generated a 22% sales increase in 2001. To give you an idea of how large it has grown, Dollar General is now the number 1, 2 or 3 outlet in the country for several national brands with stores in only 27 states.

Sales in our seasonal division increased 25% last year led by our summer mix and toy sales. The markup from this division enables us to offsets the smaller mark-up in highly consumables.

We recognize the need to improve our basic household and clothing divisions. Basic household experienced the only decline in total sales last year. This was largely due to the performance of our Domestics - or home textiles - category. In 2000, we dropped 74% of our core domestic mix. In 2001 we reintroduced core SKUs back in the assortment. This reduced the sales decline in this category from almost 40% at the beginning of 2001 to a -8% at the end of the year. Through February, domestics is trending up 12%. We are partnering with operations to develop training programs to improve ordering, recovery and presentation of clothing. We are designating a "clothing specialist" in each store, and we are working to improve clothing allocations.

In 2001, IMU improved over the previous year assisted by better negotiations and improvements in our import processes. As we continue expand our basic consumables division we will see greater pressure placed on IMU. However, we will offset this decline by managing the remaining three divisions. This strategy improves turns and contributes more gross margin dollars.

Gross margin improved in 1999 through tight expense control and significant cost decreases. The decline in gross margin in 2000 reflects the effect of our $21 million markdown at cost for excess inventory. Last year gross margin increased 85 basis points over the previous year.

We can further manage gross margin through investments in our private label programs. Our private labels offer customers national brand quality at exceptional savings. Sales in our two highly consumable private labels increased 27% last year. To improve the quality of our food brand, Clover Valley, we launched in-house taste panels last October. Our DG Guarantee products are independently laboratory tested biannually. If a product in either label does not meet or exceed national brand quality, we drop it or find a manufacturer who can meet our standards. As good as this performance is, we can do better. We plan to add approximately 80 SKUs in both these brands this year.

Closeouts are another way we add exceptional value and excitement to our mix while improving our markup on purchases. Last year, sales of these red hot deals increased 37% with mostly strong sell-through. While not all of our closeout

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purchases were as successful as planned, the overwhelming majority generated strong sales and sales-through.

In 2002, we will expand our selection of core and seasonal SKUs. We are adding new core SKUs to our highly consumables division, mostly in our food and home cleaning categories. We are expanding our successful seasonal division for our summer and Christmas events. To better serve our African-American customers, we are expanding our ethnic HBA assortment to additional qualifying stores. This category is already a very strong performer for us: Out of approximately 400 categories, it is the 20th largest category in stores which carry it, and it contributes over $470 per sq. ft. in sales.

To better serve our Hispanic customer, we have been testing a new Hispanic mix for the last 18 months. We have modified the mix and will expand the test in approximately 180 stores this summer. The mix will consist of Food, Homecleaning products, Health & Beauty Care products and candles.

One of our most exciting initiatives is our new cooler program. Last year we completed a year-long test of coolers in approximately 400 Texas and Tennessee stores. This drop-ship program offers a selection of dairy products, luncheon meats, frozen foods and ice cream. Our customers love it. The average transaction size in the cooler stores was significantly higher than in non-cooler control stores. We also found that the coolers drove sales in non-perishable categories. Exit customer interviews showed the coolers increased shopping frequency, overall satisfaction and strengthened customer loyalty. This year we are expanding this cooler program to an additional 1,000 stores. Currently bread is available in approximately 3,800 stores. Like our cooler program, we are expanding this program to an additional 600 store. These two programs complete our customers' fill-in trips for the basics and position us a true convenience destination. They will also enable us to accept food stamps in those stores in which both programs are available.

To accomplish these initiatives, we must reduce excess store inventory. This will create open-to-buy opportunities and will free-up store space. Therefore, in 2002 we are launching a new markdown program to address:
- SKU-specific items, - After-season events, and - Clothing.

Using findings from our UPC inventories, last year we identified SKUs with excess inventories. Last October and December, we took our company's first permanent markdowns on 71 of these SKUs, targeting seasonal-appropriate items such as toys, giftware, and trim-a-tree. We learned a lot from this initial markdown, and we will take additional markdowns as needed to sell this inventory. Our 2002 budget provides for some targeted, permanent, after-season markdowns. This chain-wide program will improve store turns and generate additional revenue. Our primary focus is to reduce excess clothing inventory. A substantial percentage of our markdown reserve will be applied to clothing. In March we launched Phase 1 of this progressive, clearance program in all stores with excess clothing.

We know implementing this program is critical. Our senior field management attended "train-the-trainer" sessions and we created markdown teams. These teams took markdowns at each store and trained employees on procedures to perpetuate the program. To maximize floor space capacity, we developed creative presentation displays to bulk-out this merchandise. We allocated valuable

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mid-way space to support the program. We will analyze our inventory and sales performance and will take additional markdowns as needed.

INVENTORY MANAGEMENT - Bob Layne - Vice President, Merchandise Support

As a customer-driven distributor of consumable basics, we are not satisfied with our return on investment in inventory. The Merchandising Support Group is changing our manual processes to make them more efficient and more adaptable to future technology.

By seeing some of the ways in which we are reducing costs through technology, you will understand why we predict greater payback on our investment in inventory.

In order for our investments in inventory to serve our customers in the best possible way, those investments must result in: The right amount of the right merchandise; to the right place; at the right time. This is the very essence of inventory management. It results in increased sales and increased inventory turn. Our sales have been strong, and our turns in inventory have improved significantly.

 "Core" merchandise is the merchandise that is always in our stores. It is merchandise that our stores an order throughout the year and makes up the largest percentage of our inventory mix. "Non-core" merchandise is not ordered by the stores. These seasonal or special purchase items are allocated to the stores.

We have significantly reduced--and will continue to reduce--core inventory in our distribution centers even while increasing DC instock; Second, we are improving store core and non-core inventory productivity; and Third, we expect to accomplish three very powerful inventory management initiatives this year.

The inventory management department was established in 2000, and it focused its attention first on reducing excess DC core inventory. In one year we reduced the average weekly DC core inventory level by nearly 20%, largely by renegotiating shipping terms to permit smaller minimum shipments and shorter lead times. In 2001, we reduced this inventory level an additional 12%, even while adding 400 new skus to the core mix and opening another distribution center. One risk of inventory reductions like these is that you might cause lower in-stocks. However, for Dollar General, this was not so. While DC inventory levels were going down, the instock--or fill rate--was going up. DC in-stock improved to 94% in 2000 from 91% in 1999, and continued to improve in 2001. Our current year-to-date instock level is exceeding 96%. Our reduction of DC core inventory levels while maintaining very high levels of DC instock resulted in a significantly improved DC turn. And we expect continued significant turn improvement in 2002.

In 2001, we ppened our newest distribution center and, improved the inbound flow of merchandise to the DCs. That new distribution center was opened in April 2001 in Zanesville, Ohio. One of our key responsibilities is maintaining just the right amount of inventory in each DC--and startups can be particularly challenging. However, this was inventory management's most successful startup. Zanesville opened with a lower inventory-per-store level and a higher in-stock percentage than our previous openings. In addition to getting the right amount of merchandise into Zanesville for its start up, the team also improved the flow of merchandise into all DCs.

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By eliminating the sharp increases and decreases in the inbound flow of merchandise, the Company reduced its distribution and transportation expenses by more than $1 million.

In 2001, we began initiatives designed to improve store core inventory levels, and improve non-core merchandise productivity.

To reduce core inventory levels at the store, the inventory management group evaluated all core items in 2001. We determined the minimum ship quantity necessary for each item given its rate of sale. Our objective was to reduce minimum shipment quantities on items whose minimums exceeded a 4-week supply. Our merchants worked with our vendors and our distribution center team to convert about 600 skus to smaller ship units--in some cases reducing the minimum ship quantity from 24 to 3. This not only reduced the inventory required to be held in the stockroom of the store, but also allowed us to reduce plan-o-gram facings to better reflect the rate of sale. This, in turn, freed up shelf space to allow stores to expand their product mix. For instance, we reduced selling square feet devoted to our health and beauty aids products by 5% and increased the number of products offered by a 33%.

In addition to the core-inventory initiatives, in 2001, we aggressively launched other initiatives focused on our non-core business. These initiatives included allocation improvements and merchandise planning improvements. Our allocation of non-core merchandise to our stores is now more precise, allowing us to improve merchandise flow and to provide relief to our most-burdened stores. Early in 2001, we made several improvements in allocating non-core inventory. We changed the timing of allocation decisions and increased the frequency of review of a store's allocation profile or "classification." Our merchandise falls within about 400 classes. In every store, each class of merchandise has an allocation profile--ranging from extra low to extra high. A store's sales trends may warrant a modification up or down in the allocation profile of a class. Last year we began evaluating more frequently whether a store's sales trends in a class of merchandise warrant changing that store's allocation classification. This has been particularly beneficial leading up to peak seasonal selling periods.

In mid 2001 we also introduced merchandise planning analysis. In partnership with the merchant team, the inventory management group started detailed analysis of each non-core purchasing opportunity. Since June 2001, the Company has reduced planned purchases by more than $125 million, our sell-through percentages on non-core purchases are climbing, and our excess inventory levels are falling.

Another 2001 initiative was identifying stores that were building too much inventory and experiencing declining sales performance. The approximately 800 identified stores received special allocation treatment during the heavy Fall season.

This special group saw a stabilization in sales performance. Many of these stores saw significant sales improvements and the special group overall had an average decline in inventory level of $47,000.

In 2002, the Inventory Management team is focused on three main initiatives:
- Implementation of a chain-wide store perpetual inventory system
- Developing an automatic replenishment program that makes sense for Dollar General and


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- Working with our IS team to implement a merchandise planning system.

The first initiative is perhaps the most crucial. Imagine not knowing on a given day what the inventory is in 5700 stores. To say the least, it can make inventory management challenging and frustrating.

We completed UPC inventories in 25 stores as a part of a pilot program; We took approximately 500 more UPC inventories in July 2001; and in January 2002, we began our chain-wide UPC inventory rollout. By October of this year, all stores will be on the perpetual inventory system.

Although we are very excited about having all stores on a perpetual inventory system, we are not waiting until October to capitalize on the inventory data we already have. For example:
- We are currently using extrapolated perpetual inventory data to plan and allocate seasonal purchases;
- In addition, once a store completes its physical inventory count, we can allocate non-core merchandise around the store's on-hand merchandise;
- Also, we use extrapolated perpetual inventory data to estimate chain-wide on-hand inventory in our markdown program design and implementation.

In searching for a better inventory planning and analysis method, the Company considered a variety of sophisticated product planning and analysis products. In 2001, we purchased and began installing JDA's Arthur Planning and Allocation System.

We have purchased several modules from JDA some of which, you can see, have been installed, and others will be installed later this year or next year. We expect these tools to help our Company:
- Implement best practice merchandise planning
- Automate merchandising plans
- Extend departmental merchandising plans to class and assortment level
- Provide more planning flexibility
- Provide opportunity to plan for store sales and inventories at a more detailed level using store clusters - Allow allocation of non-core merchandise much more specifically and
- Create sophisticated exception reporting.

In addition to the perpetual inventory initiative, another key initiative for 2002 is automatic replenishment. We will be testing auto-replenishment strategies on a broader scope this year.

In late 2002 or early 2003, we will have 10 to 12 months of performance and evaluation of perpetual inventories. We will then be in a position to roll out a broader automatic replenishment program across the chain.

We're beginning to see the real impact of our efforts in the total Company inventory turn which moved from 3.04 in 2000 to 3.24 in 2001.

We expect that our perpetual inventory initiative, our merchandising system implementation, and our automatic replenishment initiative will result in continued improved DC instock on lower inventory levels, improved store instock and continued increases in total company inventory turn.

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DELIVERING RESULTS! - Jeff Sims - Vice President, Distribution
Dollar General has wisely invested in Distribution capacity and technology. Our Distribution platform is powerful and you are about to see how we have taken Distribution from an operating constraint 6 years ago to an driver of profitable growth today.

Over the past 5 years, we have increased our number of stores by 103%. Our strong sales increases, our aggressive pricing and increasing mix of consumable basics have driven a 226% increase in cartons delivered.

This increase in carton volume resulted from the careful execution of our strategy to become a customer driven distributor of consumable basics.

Beginning in 1995, Dollar General provided a "Jump Start of Distribution", to support a merchandising strategy of convenience and every day value on highly consumable basics. We invested in an integrated supply chain network to support ambitious growth and to provide a logistics platform that would deliver improved operating leverage as we fully utilized our capacity.

The design of our facilities has also focused on state of the art material handling capacity, and accuracy, providing flexibility rather than limitations to our merchandising and store operations strategies and processes.

Our DC's were carefully planned and located to maximize the capacity of our network to support growth and to reduce stem miles. A stem mile is the average one way distance from a DC to all of the stores it services. Our five year vision increased our space by 200%, and achieved a 49% reduction in average stem miles from 450 to 230 miles per trip.

Zanesville, our newest facility, opened on time, on budget last April without a ripple of disruption in service to stores. From Day 1, Zanesville ramped up quickly from 200 stores to 600 stores in 6 weeks. It currently serves 770 stores with tremendous capacity for additional volume. Zanesville quickly established itself as one of our best facilities, performing in the top range in safety, productivity, accuracy and cost efficiency.

Like our Alachua distribution center opened in 2000, Zanesville was designed with high speed dual sortation systems with a design capacity well in excess of 16,000 cartons per hour. However, tribute here is not only to the state of the art design and technology, but to the experienced men and women we were able to tap for internal advancement to lead the DC.

This Zanesville sortation systems speeds product to the appropriate shipping door using over 4 miles of high speed conveyor with an accuracy of 99.95% and above, insuring that our stores do not have to waste time checking to make sure they received the right product. The movement and control of product is linked to our inventory and replenishment systems through real time integration between our inbound Transportation systems, our Warehouse Management System and our Rebuying systems.

In addition to speed and accuracy, our facilities provide the flexibility to serve our stores as our customers and Merchants need. While we ship full cases, we also ship less than full case quantities in our Break Pack area, shown here. This employee is working with our Pick To Light technology which tells her what location to pick from and how many to pick, without need for paper picking tickets.

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Once all the items are picked for a store, our employee scans the outbound tote.
This transfers the inventory from the pick slot to the tote and then to the store. All pick locations are automatically replenished to refill the items that have been picked.

While the design and technology of our DC's simplifies our work, the secret to our repeated success in opening facilities like Zanesville lies in how we treat our employees and each other. We hire, train, and manage our facilities with emphasis on the Dollar General Values and on continuously improving results. The values and leadership we have make our facilities a desired place to work. In Zanesville for example, we had over 3600 applicants for our first 260 openings.

With the opening of Zanesville, we established a new level of effective capacity. When I say effective capacity, I'm referring to the level of throughput that we have demonstrated that we can deliver based on our documented performance.

Whether we open a new facility each year or implement a new technology or system, we expect to achieve improved performance in every aspect of our supply chain. We are raising the level of our supply chain execution in accuracy, speed of replenishment, inventory turns, and our effective capacity. We call this initiative FLOW.

There are 5 areas of focus in the FLOW Initiative.
-   Transportation
-   DC Operations
-   DC Replenishment
-   Store Replenishment
-   Store Inventory Management

In each of these areas, we are taking a systematic, measurement based approach to drive higher levels of performance.

Part of our initiative in FLOW is to push our performance beyond what we need today.
This illustrates the results of our FLOW initiative in DC Operations. In the earlier slide on capacity, you'll recall that I stressed we were showing our effective capacity under current operating methods.

Today, the average store receives 48,000 cartons per year to support annual sales volume of over $1 million. At these levels, and (under today's operating standards, we have the capacity to support over 7500 stores.

DC turns are up significantly and so are DC in-stocks.

Our precision and accuracy has improved such that we now measure our errors in terms of number per 10,000 instead of per 1000. This improvement has enabled us to avoid closing our DC's to perform wall-to-wall physical inventories and has improved our overall execution and productivity.

In 2001, our Merchants converted 600 SKU's from case pack to break pack. This means that instead of shipping in full case quantities that could represent weeks of supply on these items, we ship in less than full case quantities that better meet the needs of our stores.

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The conversion of each 300 SKU's from case pack to break pack frees up approximately 60,000 square feet in storage space. The result is that we extend the storage capacity of our facilities while supporting improved store inventory turn.

DC Operations and capacity are but one area of the FLOW initiative. We have made improvements in every area. Let's now consider transportation efficiency and productivity.

Our store and DC locations resulted in the reduction in average stem miles from 450 in 1996 to 230. This is important because distribution costs have historically been 5-7% of sales and transportation is the majority of that.

And, given our ability to support higher volumes through our DC's, this network provides a strong foundation for even greater leverage in Transportation. We also expect our Transportation team to set new levels of performance each year.

We've made good strides in learning to use the information now available through the Purchasing, Inventory Management and Transportation systems we have integrated. These systems don't just drive inventory turns or in-stocks; they drive efficiencies in inbound and outbound transportation.

Two measures of Transportation efficiency are the number of trailers required to service our stores and the percent of outbound loads that return with a backhaul, instead of coming back to the DC empty - both show strong asset utilization. In addition, we are picking up 3rd party loads and sharing the revenue with our contract carriers.

These are the results of our investments in technology, improved execution, and more effective coordination between Merchandising, Rebuying, Transportation, DC's and vendors.

Our DC network has allowed us to reduce our stem miles, lowering our transportation costs. In total, however, we had several years in which our total cost percent increased. This is a direct reflection of the investment in capacity we discussed earlier.

We are now positioned to leverage our state of the art network and we believe we have turned the corner on the overhead of our investment. As we open new stores to be served from our available DC capacity and further improve store in-stocks and inventory turns, we will deliver even greater leverage.

In 2002, we will reach new levels of performance. We will achieve higher inventory turns. We will establish higher levels of DC throughput capacity. We will also open an import deconsolidation center to in our Alachua distribution center; and we will take one to two days out of store order to delivery cycle depending on the distance the store is located from the DC.

Let's take a minute and talk about our Import Deconsolidation initiative. In June, we will open an Import Deconsolidation Center within our Alachua DC. Instead of writing Purchase Orders from the Far East to each DC, we will consolidate our POs and write one Purchase Order to Alachua. Alachua will then make up loads of imports from different PO's and send full truckload quantities to the other DC's as needed. This has allowed us to negotiate lower ocean container rates, will simplify the import process for our

Merchants, and allow better allocation of import merchandise based on differences in demand between DC's.

The final 2002 distribution initiative addresses the store order to delivery cycle. This is the next step in our focus on FLOW, a focus that is now shifting to how we replenish and manage the order and inventory functions of our stores.

To help our Store Operations and Merchandising teams, our logistics teams are going to eliminate from one to two days from the store order to delivery cycle. Today, our stores receive delivery on the 4th day after placing an order - a store that ordered on Monday receives delivery on Friday. In April, we will begin to provide delivery the 2nd or 3rd day after placement of the order, depending on the distance from the DC.

A faster replenishment cycle will provide:
- Faster refill on store out of stocks and therefore, more revenue; - More time to work product to our shelves before having to reorder.

PROFITABLE GROWTH - Don Shaffer - President & Chief Operating Officer.

In Dollar General's first annual report in 1968, we shared our commitment to profitable store growth - a commitment that has fueled our success and is one we have pursued as aggressively as any retailer in America. Our ability to efficiently open new stores has propelled our company from a small, regional chain just 11 years ago to one with more than 5,500 stores in 27 states.

We learned a long time ago that growing through acquisitions can be painful. That's why we choose to grow our store base through opening our own stores. In the mid-90's we really became serious about growth. Between 1996 and 1999, we opened more than 2,000 units. Our growth record culminated in 2000 with an opening of 758 new stores.

While the total number of units increased significantly from 1998 through 2000, productivity of the average new unit began declining: annualized sales and sales per sq. ft. were declining, while capital expenses began increasing. We saw a decline in our inventory per store which created levels which were too low to support sales in many of our stores.

With those thoughts, we recognized that we needed to reemphasize the "profitability" in our profitable growth strategy. We needed to get back to our standards of opening each new store as a "future same-store" because our best and most sustainable growth comes from same stores.

Therefore, we announced last January our plans to scale back our growth to improve the quality of each new store and to enhance profitability. This "slow-down" positioned us to improve site selection, improve our store staffing and training, and it gave us an opportunity to concentrate on our same-store performance.

Of course, Dollar General's idea of "scaled back" growth would be considered very aggressive for most retailers. In 2001, we opened "only" 602 new stores. This "slow down" in growth was sufficient, however, to give us the breathing room we needed to implement initiatives to reverse the negative performance trends.

Our initiatives focused on three, key areas:
-   Improve new store opening standards, (site selection)
- Focus on more conventional leases and build-to-suits (stores built for us, by landlords, meeting our specifications) versus preferred developer stores and
- Improve inventory levels in our new stores sufficient to support sales without creating excess inventory.

Our first area of focus was to improve our standards for opening a new store - from site selection to grand opening and beyond. According to a 2001 Roper study, 44% of women say proximity to home is one of the most important factors in deciding where to shop. Therefore, it's critical that we locate our stores near where our customers live and work. Last April, we began utilizing our Geographic Information System, or GIS, to better analyze trade areas for all potential sites. This GIS system enables us to better locate our stores near our target customer, and it helps eliminate much of the guess-work involved in site selection. The GIS system also improved accuracy of our sales projections, which in turn, helps us better negotiate rent and other expenses - which improve profitability. We began using this system on all sites selected at the end of the year.

We implemented a new cost-to-sales model which improved new store expense control, primarily related to rent and other negotiated costs. We passed along more of the build-out costs to our landlords, we eliminated poor-performing general contractors and improved our controls. As a result our average capital investment in new stores with conventional leases declined by $10,000 per store.

We renewed our emphasis on the fundamentals of opening a quality new store. We've identified the basics that each store must have before opening, and we've set firm standards. For example, - Each store must have an external sign before opening for business.
- Each site must meet standards for selling floor size, back room configuration and must have appropriate facilities for freight delivery. - We improved the consistency of our store layouts to support our merchandise initiatives, and we determined the appropriate levels of inventory to meet customer demand.

We also renewed our focus on conventional leases and build-to-suits, which are stores built for us but which are financed by our landlords. Our preferred developer stores declined from 162 in 2000 to 11 in 2001, and none is planned for 2002. We're making up that reduction with our build-to-suit program which grew 43% in 2001. And we plan to open 40% of new stores under the build-to-suit program in 2002.

And in July we improved the merchandise allocations to new stores to provide adequate inventory levels to meet sales demands for merchandise in our basic seasonal division, grand opening specials and monthly impact items. Using our GIS sales forecasting tools, we matched grand opening merchandise shipments to reflect each store's individual sales projections. Approximately 90 days following the opening, we reanalyzed each store's actual annualized sales trends and adjusted automatic merchandise shipments accordingly. This initiative improved in-stocks and provided the inventory levels needed to meet customer demand without over-inventorying new stores.

As a result of these initiatives, we improved our new store performance last year and once again, the things that are supposed to go up started going up.

Sales per sq. foot improved 8% compared to 2000, and capital investments declined 12%.

Our initiatives for 2002 to build upon the lessons learned from our successes in 2001. Our goal is to open 600 new stores again in 2002. While still aggressive, this plan will enable us to focus on improving profitability while further supporting operations' initiatives to improve standards in our existing stores.

We will concentrate on two key initiatives in 2002: delivering "perfect new stores" on grand opening day, and continuing to improve our site selection

Last year, we developed a cross-functional team to address and improve all aspects of opening new stores with the goal of opening an A+ store on grand opening day.

 As part of this initiative we will address the challenges we face in opening stores in new states in which we do not have an established identity. In 2000, we entered our first new state since Nebraska in 1993. We opened 24 stores in Michigan in 2000 and further expanded our market into New York and New Jersey in 2001 opening 87 stores in the 3 new states. From our experience, we know that stores in new markets take longer to mature than do new stores in existing states. 2001 sales per sq. ft. performance without stores in our new markets is $123 - just two dollars less than our peak performance in 1998. To improve the performance of stores opening in new markets, we have developed a new marketing plan that combines our existing direct-mail circular program with radio to educate customers about who we are and how we're different from other dollar stores.

Our second focus this year will again emphasize improvements in site selection. We will continue to target build-to-suit and conventional leases within our existing 27 state market. And to leverage our investments in distribution, we will target our growth within a 250 mile radius of our distribution centers. We will continue to target small and medium markets as they have proven to be our most profitable. To build upon the improvement in site selection, we will leverage our GIS tools to identify better store locations and to enhance our projection models.

We are also partnering with operations to develop an urban store initiative. This initiative, while in an early stage of development, will enable us to grow within our existing market area and it will position us to serve a very deserving - yet underserved - urban customer.

Our plans to open an additional 600 stores in 2002 and our renewed emphasis on quality will ensure that we better-serve our deserving, low-income customer while delivering exceptional shareholder value.

7 HABITS - Stonie O'Briant - Executive Vice President Store Operations Ultimately, our customer decides our success or failure. In fact, our strategy meets our customers every time they walk into a Dollar General store.

Dollar General has shifted from a strategy of general merchandising to a strategy of being a customer driven distributor of consumable basics. That shift has placed significant demands on our supporting infrastructure. Little work has been done inside our stores to support our strategy.....other than mix changes, layout adjustments, and improvements in technology. We realized we were behind the times in our "inside the store" infrastructure. Notice the percentage change column on this visual. During the past five years, average sales increased 2three percent in the typical Dollar General store and the number of cartons processed increased more. Yet, during this time the space inside the four walls of our stores grew by just under six percent.

Our growth caused pressure to build inside our stores. While we've done well and we're going to continue to do well, we haven't finished examining how we go to market inside our stores. Becoming a customer driven distributor of consumable basics has substantially increased sales and exponentially increased work in our stores. As a result, the appearance of our stores has eroded over the past couple of years. We intend to reverse this trend.

Our two big opportunities for improvement are:
- Improving our store standards. Getting a store `customer ready' promotes high in-stocks, improved sales, inventory turn and overall better experience for customers.
- And, successfully lowering shrinkage will always contribute to our bottom line.

Let's begin with an organizational overview to provide you with a reference on changes in the organization.

In 2000 we had six layers of management between officer and store manager. Quite frankly, this structure proved to be somewhat stodgy and bureaucratic. In 2001, we made significant changes in our reporting structure which brings us to where we are today. As you can see now we have just three layers of management between officer and store manager. This provides the support we want for this years initiatives. This new structure is beneficial because it:
-  Creates more manageable responsibility at each level;
-  Eliminates organizational redundancy.
-  Thereby facilitates communication and training;
-  And, enables us to expedite the identification of gaps and opportunities.

The growth potential of our powerful strategy, combined with the right assortment, right item and price has been hampered by our declining store conditions. It is now time to significantly improve our stores. As we manage clearly defined objectives, our goals are to:
-  Raise store standards and
-  the ability to execute on these standards
-  Improve our customer service - Strengthen loyalty among existing customers
-  And, attract new customers.

Let's first review what has already been accomplished to achieve these goals, and then we will focus on the future.

We have spent the past six months defining the work, developing efficient methods to accomplish the work and incorporating the methods into work processes. While this is not rocket science, it did require an intense focus coupled with a strong commitment, an overriding principle of simplicity for ease of execution, and we leveraged our knowledge to gain efficiencies.

In order to demonstrate real world benefits, we have identified and articulated the work processes into 7 key areas of operations. We call them: "7 Habits...of a highly efficient Dollar General store." We believe that by weaving these 7 habits - into 7 work processes - we will have very successful stores. They are: ordering, receiving, stocking, presentation, selling, support, and staffing. Simple stuff that gets complex when you combine 6,000 stores, 5,000 items and 50,000 employees.

Let's explore the significance and payback of each of these habits. Ordering is the first "habit" for a very good reason. It is the stores only input in the entire company supply chain on behalf of the company. Our new ordering process for this habit includes:
-  three person ordering teams for better and faster ordering
-  Training to order specific areas of the store
-  Specific ordering times
-  And, new technology to help us measure our performance and adjust orders

The benefits are obvious: better in-stocks and sales, less stock excess equaling higher turn. And, most importantly, better and stronger customer loyalty.

The second work process we will standardize is receiving. Managing this process effectively will eliminate overstocking and disorganized stockrooms, and it will convert our stockrooms from storage areas to staging areas. W will: re-organize the stockroom with defined locations for products; and establish a receiving team with defined standards to process each delivery. Effectively managing this process will:
-  Improve in-stock levels
-  Improve inventory management
-  Contribute to reducing shrinkage
-  Reduce risk of workers comp claims
- And it just feels good to work in an organized, uncluttered environment which may contribute to lowering employee turnover.

Standardizing the receiving process positions the store for the next habit, successful stocking. We are creating stocking teams with pre-assigned job responsibilities and clearly-defined productivity goals. This work will - Expedite the flow of merchandise from truck to stockroom to sales floor.
-  Improve our in-stock levels
-  Reduce clutter on the sales floor
- And allow additional time to sell merchandise before our ordering teams place reorders. We believe the additional time will contribute to improved order accuracy.

Our 4th "habit" is presentation- This habit needs to become consistent. A store's appearance makes a lasting impression on the customer and plays a critical role in her decision to continue to shop our store. You don't always get a second chance to make a good first impression. Therefore, our expectations for presentation are:
-  Clean, well-organized stores that are convenient, easy to shop
-  Friendly service that makes our customers feel important
- Displays that are well-stocked with the basics our customer needs to provide "A Better Life" for her family.

Consistent presentation will:
-  Improve customer satisfaction which strengthens customer loyalty,
-  Improve our ability to manage our inventory, and
-  Contribute to increased sales from well stocked stores.

Consistency is the key. When a Dollar General store cultivates this habit, there is no small box retailer that looks better. And, conversely, without this habit, few look worse. Our standards and our consistency are improving.

Our 5th process also leaves a lasting impression with our customer - the interaction with our store employees. We believe we serve the savviest, most-deserving customers in retailing. In turn, our customers deserve to be served by employees who: are neat, clean and professional in appearance, are efficient, and who provide helpful, friendly service.

We're adopting an "inside-out" philosophy for improving service to our customers. It includes:
- Implementation of a dress code later this year to provide a professional appearance.
-  Better training for new store managers
- Implementation of fast, friendly service by cashiers. When a customer leaves our store, we want her to know that we appreciate her business.

Consistent with our "inside-out" approach to improving our stores. Our 6th habit is currently under development. It aims to improve store organization and controls. While we have good controls in place , we will be raising the bar on our standards to ensure
-  Appropriate cash controls
- Proper controls that include front and back door management guidelines and security camera assessment.
-  More effective office management to reduce the potential for paper shrink
-  And, guidelines to insure the integrity of our inventory by UPC.

Our 7th and last habit is one that facilitates the other 6 and will ultimately determine our success: It is our staffing. As we all know, nothing works well without a well trained, motivated staff. Therefore, recruiting, developing and training the right staff will receive increased emphasis in 2002. That emphasis will:
- Standardize recruiting and hiring criteria for each store position and each field management position
- Provide competitive pay and benefits that will motivate employees to run a successful store.
- Pilot a new training program for store managers. Upon successful completion of the program our new managers will be certified that they are fully trained and proficient in our 7 habits for an efficient Dollar General store. This is an exciting development that in the short-term increase costs, but in the long-term provides tremendous gain.
- And finally, standardized labor scheduling to accomplish our 7 habits. We're going to talk more in-depth about this in a moment.

Standardizing these 7 habits will enable us to measure results better. We expect every Dollar General store to be clean, well-organized and in-stock, staffed with friendly, professional employees who provide outstanding customer service, and we will inspect what we expect. Clearly, increasing labor costs in a targeted way will yield improvements in many significant areas of our business. At the end of the day, we should drive more sales, improve inventory turn, reduce shrinkage and, ultimately, provide a better experience for our customers.

Now let's focus on one of these habits to give you an idea of the work that is being done to support it. Since we will be assigning more labor to our stores this year, I've chosen staffing for our example

We have been determining our labor needs based on sales. If the sales increase was 10 percent, the labor increase was something less than 10 percent. As the work in the store has changed, we have had to change the way we plan labor.

Now, we will plan labor based on the work required to serve customers as well as to perform the work we described earlier.

A typical Dollar General store is open 11 hours a day - Monday through Saturday
- and 10 hours on Sunday. That's 76 hours in a week. In 2001, the average store generated approximately $20,000 in sales and served on average 2,400 customers per week.

Let's take a look at the labor needed to serve customers as well as to perform the work we described earlier. We require two employees in the store at all times. In order to eliminate overtime for an 11 hour workday and to provide lunch and break coverage, we need the equivalent of three employees to provide this minimum coverage. As you all know, there are times when stores are busier with customers than at other times. For this reason we add 1 additional person to satisfy customer demands, and adjust their hours based upon an individual store's busiest periods.

Now, lets look at the work in addition to the minimum coverage to cover our receiving process. Each week we will need a three person team for three hours to unload the truck and stage freight. Then each week an efficient three person stocking team will require approximately 12 hours to effectively stock all merchandise that arrives.

The next step in this process is to evaluate each store to ensure that these standards are being met. We believe some stores will need to increase their labor hours and some stores will need to reduce their labor hours and become more productive. To accomplish this, we are planning a labor increase ahead of our sales increase, but less than the increase from last year.

We think this short-term expense will pay long-term dividends in:
-  Improved in-stocks;
-  a clean, friendly environment
-  More satisfied, loyal customers
-  Reduced workers' comp and general liability claims
-  Better inventory management
-  And reduced shrinkage

Now that we have reviewed the 7 habits and their implementation let's review our shrink performance. Shrink represents another huge opportunity for us in 2002. As you can see, shrinkage increased over the past 2 years and we ended last year with a shrink performance of 2.9 percent of sales. Those were the percentages, now let's look at the dollars they represent. When we consider the lost inventory that shrinkage represents, the potential for improvement is evident. The 2.9 percent of sales in 2001 equals 154.6 million dollars at retail. Can we eliminate all of our shrinkage? Of course not, but let me show you why we think we can make considerable improvements over the next several years.

First we must recognize that while our shrinkage for 2001 was 2.9 percent of sales, the median shrinkage was 2.4 percent of sales. Let's look at shrinkage another way. It is important to understand the percentage of stores that are the major contributors to shrinkage. We've classified these "shrink offenders" as watch stores - or those stores in which the average shrinkage is over three 1/2 percent of sales. As you can see, three0 percent of our stores fall into watch store classification and 70 percent of our stores averaged just 1.8 percent shrinkage. We believe that with an intensified focus on this targeted store group, we can significantly improve company shrinkage.

How will we improve it? First, as you now know, we will standardize work processes while simultaneously ensuring an appropriate level of staffing. We will strengthen training programs to heighten awareness. We'll improve inventory management including the implementation of UPC inventories. We have created a loss prevention team that, along with Area Managers, will be responsible for shrink improvement in our worst performing stores. Finally, we will utilize powerful, new software to arm our people with instant information about suspicious activities and transactions.

In conclusion, our objectives for our stores this year are:
-  We will improve our stores by standardizing the way we work.
- We will raise our standards by cultivating and motivating productive employees to provide a friendly, professional environment for customers.
- We will concentrate on improving our shrinkage with a new experienced team to focus on our worst performing stores, utilizing new tools and getting all stores on a perpetual UPC inventory this year.


TECHNOLOGY UPDATE - Bruce Ash, Vice President, Information and Administrative Services

I hope to clearly define today: our systems are no longer your father's Oldsmobile. We have invested significant time and money to bring them close to state of the art. There are no limitations on our ability to scale for the future and meet business needs. We are positioned and are already using the Internet where appropriate to improve our supply chain. In fact, we have made a $70 MM commitment to our systems at Dollar General. More importantly. our turn improvement last year and our future plans will more than cover the expenditure.

First, we will review our progress in establishing best of breed systems. Second, well show you how our systems have improved the efficiency of our supply chain. Third, we'll discuss the investments made in our technology infrastructure. In each case we will show you where we were, the improvements we made in 2001, and our plans for the future.

First let's talk about our progress. By the end of this year, we will eliminate all of our legacy systems and we will have established a Best of Breed System foundation for future growth. We have already established a data integration hub. This hub enables sharing of data collected in one system with all the others, now and in the future. As more capable systems become available, they can be easily installed.

There is no one best system for any retailer. The key is aligning systems with the business strategy. We feel we have selected the right systems, and we are seeing that other companies are making the same choices. To be more specific, our systems have been capable of supporting a store level perpetual inventory for years. What we lacked until this year is taking store inventories by UPC to update the on hand information in our database. We have been doing automated DC replenishment since spring 2000, and several categories of merchandise in all stores.

Now let's focus on the second area: System improvements to the supply chain. Each of the key processes in the supply chain is supported by our investment in technology. This slide shows our supply chain beginning with merchandise planning and following the life cycle of the product until it is purchased by the customer. As a customer driven distributor of consumable basics, our continued success relies upon the efficient and "well oiled" supply chain.

First, merchandise planning. This is the process of developing sales, inventory, and margin plans for each year. We were using manually prepared spreadsheets. Our plan-o-gram system has been automated but one size is used to fit all store. There was no automated link between the product sales and the sales floor plan. We have inaugurated a new planning system. To improve, we acquired JDA's Arthur Planning System. To date we have installed Arthur Product Planning and Performance Analysis. This gives us the ability to prepare plans, compare actual to plan weekly, calculate open-to-buy and view exception reports to monitor trends and make adjustments as needed. This year, we are working to complete the installation of the Arthur Products, and we will have store clustering and assortment planning in place to plan 2003. Store clustering gives us the capability to group stores based on like characteristics and then plan accordingly. Store clustering also forms the basis for assortment planning and allocation decisions. Finally, in 2003 we will upgrade our existing Plan-o-gram system to Arthur ProFloor and ProSpace products. Again, the goal is to integrate all planning systems and produce plan-o-grams based on store clusters replacing our "one size plan-o-gram fits all stores". Efficient shelf utilization will improve sales per square foot and overall store productivity.

Let's look at the next process in our supply chain - Demand Forecasting. In 2000, we did not have the systems to enable us to forecast demand based on sales trends over time. We have purchased the JDA Arthur Demand forecasting system, and we will use it for the first time in 2003. It will position us to identify trends quickly, capitalize on opportunities and project and update plans based on sales trends. Coupled with our perpetual inventory, we will be able to calculate lost sales and include that information in our forecasts.

Next is buying/sourcing. In 2001 we implemented electronic data exchanges to track containers and PO's from the source to each of our DC's. This automation enabled us to collect information about quantities shipped, classification of merchandise, country of origin and port of entry. We are also able to systematically record and track duty fees for import merchandise and better understand true landed cost. Our store perpetual inventory will help our merchants. For the first time we will know the in stock position of each store daily. They will be able to buy with knowledge of what is on hand by store by SKU. To streamline further the import process, we will in-source the deconsolidation of our imports in our Florida DC. In addition to saving $2 million in out of pocket fees, we can also achieve more timely information on the status, contents and arrival dates of containers into the US.

Next is distribution. Our state of the art distribution process has been automated for several years. All DC's were and still are operating the Catalyst Warehouse Management System. We opened our Alachua center with a dual sortation configuration for maximum throughput. While all DCs were using a Pick to Light system in our repack or break pack areas, we also used it for the first time in case pack in Alachua. In 2001, we opened another DC in Zanesville, Ohio, and included dual sortation and case pack Pick to Light on day one. Also in 2001 we in sourced a critical process that batches together store orders for optimum cube and transportation routing. DC's now have a graphic view of transportation routing to get orders on the outbound trucks and on to the shelf faster. An average of 4 days of supply was reduced in all DC's. In 2002, we are upgrading our Catalyst Warehouse Management System to a newer version. We will upgrade 3 DCs this year and then the other 4 next year. We have been testing the new version of Catalyst for months and will convert one DC first, keeping the existing system in place, operating in parallel, for back up if needed. Only after the first DC is totally successful, will we move to another. These changes will result in faster throughput and operational efficiencies.

Now communication. Electronic trading speeds information through the supply chain and we have made B2B investments. Using EDI we have shared purchase orders, invoices, and product reports electronically with our business partners. We have collaborated with key vendors and, using EDI, we now have approx. 800 vendors using electronic PO's and invoices. In 2001 we took electronic trading to the next level. First, we created our B2B website. It is WWW.DGpartners.com and we hope each of you will take a look at the home page when you have a chance. The first application established was electronic load tendering with our transportation carriers. We also expanded the website to include our Real Estate partners and gave them web enabled access to key information to track new store openings. This year additional capabilities will be added to the site to give us better visibility of our domestically sourced merchandise when it is in transit. We will collaborate with our trading partners in forecasting and replenishment and we will look to expand our B2B strategy to all other key supply chain functions.

Allocation and replenishment are the next processes in the supply chain. In 2000, we began to use automated replenishment to keep the DCs in stock. We also use an automated allocation system to distribute non-core merchandise to stores. Stores place orders each week to replenish stock. Some categories are on automatic store replenishment for all stores. In 2001 we improved our allocation system to be able to classify stores into allocation profiles based on sales trends. We established perpetual inventories in 500 stores. At the same time, we improved our store ordering process by displaying 5 weeks of sales history on the handheld scanner screen when the store is ordering an item. We will demonstrate this feature to you when you go on the store visits today.

This year all stores will be on an SKU based perpetual inventory by October. The quality of the store orders placed manually has been improved by providing sales history and we have reinforced a consistent order process. We feel that in part, our improved 4th quarter was due to a better in stock position on core items due to better reorders, using this new system.

Building on the experience we have in automatic replenishment in 3 stores that have been on this system for about a year, we will expand this program to more stores, monitor closely, and then decide next steps.

We know we can further improve in stocks, reduce excess inventory and drive sales. Not stopping with the improvements we've discussed, we plan to install a new Allocation system from JDA in 2003. This system is tied to the JDA Planning system so that product plans, assortments and plan-o-grams can also be connected to the allocation process.

Transportation comes next in the supply chain. The Manugistics transportation system is used for the movement of all merchandise from our vendors to our DCs. We also use the Manugistics system to schedule "backhauls." As you heard earlier, our transportation charges were significantly lower last year and contributed to our margin improvement. The selection of a carrier to move our loaded trailers is fed into the Manugistics System to optimize deliveries to the DC's. Manugistics also provides real-time exception reporting for up to the minute problem resolution. The Internet based process has reduced costs and reduced cycle time by as much as 2 days and prevented us from having to add staff in the Transportation Department. In 2002 we plan to implement Electronic Status Messaging (ESM) with all of our transportation carriers. We will use ESM to track carrier shipments from the vendor location to our DCs. These transactions will be real-time using the Internet for delivery. The ESM system will be integrated with a new Yard Management System and Truck Appointment System to give Dollar General up to the minute visibility of all shipments from vendors to our DCs. Critical and hot selling merchandise will be unloaded with high priority.

The last part of the supply chain is our stores, and we have made significant improvements. Today, new flatbed laser scanners are in all stores and new registers in all but 250 stores and scan rates at 99% across the chain for all core replenishable merchandise. In 2001, we installed a VSAT Wide Area Network communications network in over 3700 stores. This year, we will complete both the IBM register and VSAT installation in all stores by June and all stores will have the best systems to front end our perpetual inventory. With these investments, we have the foundation for any new capabilities we want to introduce. Check authorization now takes less than 4 seconds. Also, the ability to communicate with the stores at any time opens the door for activities like report viewing and email to automate current manual processes.

Finally, we turn now to our third area of discussion the investment in Infrastructure. In 2000, the only network capability that enabled us to communicate with our stores was a dial up process using public phone lines. This caused as many as 10% of our stores to be missed in daily communications, resulting in late store orders and sales data capture. Both of these elements are critical to the efficiency of our supply chain. In addition, this system took 35 seconds to authorize a check, thus having a direct impact on the customer. We have installed a satellite based network/ VSAT to improve store communications. Currently, there are 4200 stores on the network and all stores will be on by June. We selected this technology because it is available at all our store locations. Our VSAT equipped stores are always connected to our data center for instant communication, so that we get orders immediately rather than the next day. We have installed HP's flagship computer, the SuperDome and their Storage Area Network. We are using Oracle data base technology and the UNIX operating system.

In conclusion, let me review our report card with you.
-  All legacy systems replaced by end of 2002
-  Data Integration Hub in place
-  "Best of Breed" Systems
-  Scalable technical infrastructure
-  24x7 connectivity for all stores by June 2002 using VSAT technology
-  SKU level perpetual inventory in all stores by October 2002
-  New Arthur merchandise planning system used to plan 2002

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-  Complete visibility of our supply chain
-  B2B communications with all key vendors
-  Systems place for auto replenishment in all DC's and all stores
- New POS and scanning system in all stores by June 2002 (only 250 stores w/o new POS today)
-  Systems aligned with business strategy

FINANCIAL OVERVIEW - Jim Hagan, Executive Vice President & Chief Financial
Officer

Our primary purpose today was to focus on our operational and strategic initiatives and to introduce many of you to the company.

In 2001 the Company re-established the earnings momentum that was lost during our rather disruptive fiscal year 2000 when we arguably attempted to do too much at once.

In 2001, we reported net income of $207.5 million, or $0.62 per share, as compared against net income and EPS in fiscal 2000 of $70.6 million and $0.21 per share. Those numbers include the impact of restatement-related items. In 2001, the Company recorded $28.4 million in restatement-related expenses. Excluding those expenses, 2001 net income and earnings per share would have been $225.5 million and $0.67.

In 2000, the Company recorded a $162 million pre-tax expense for the settlement of the class action and derivative lawsuits filed against the Company. Excluding the $162 million expense, net income in 2000 would have been $169.6 million, or $0.51 per share. So on an apples-to-apples basis excluding restatement related expenses, the Company recorded 0.67 in EPS in 2001 versus 0.51 in EPS in 2000 for an increase of approximately 33%.

Sales for the year were $5.32 billion, which represents a 17.0% total increase and a 7.3% same-store increase over the prior years results. Please note that the total sales increase of 17% is based on a 52-week year this year versus a 53-week year last year. The 7.3% same-store sales figure is based on 52-weeks both this year and last year.

The Company's gross profit rate in 2001 was 28.4% as compared to 27.5% in the prior year. There are three factors that contributed to the increase in the gross profit rate in 2001. First, the company increased its initial mark-up on inventory purchases in 2001 versus 2000. Departments that contributed to this improvement included: housewares, seasonal and men's and boys. Second, last year's figures included the effect of the excess and aged inventory markdown, which reduced gross profit by $21.5 million. Third, distribution and transportation costs decreased as a percentage of net sales resulting primarily from lower transportation costs.

S,G&A expense during 2001 was $1.14 billion, or 21.3% of sales, versus $934.9 million, or 20.5% of sales in 2000 for an increase of 80 basis points. The $28.4 million in restatement-related expenses incurred in 2001 accounted for 53 of the 80 basis point increase. Store labor accounted for much of the remainder of the 80 basis point increase. Excluding the restatement-related expenses, S,G&A expense in 2001 would have been $1.11 billion, or 20.8% of sales.

Our operating profit and net income margins improved in 2001 to 7.6% and 4.2%, up from 6.9% and 3.7% in 2000. Our margins have, however, declined from the levels they were at in '98 and '99. Let's take a moment and talk about the dynamics behind the margin decline and the opportunities for margin improvement.

Generally speaking, the decline in our operating and net income margins can be attributed to higher store occupancy costs and increases in store labor. To some extent it may be fair to say that though the recent growth of the company has been both impressive and profitable, one possible cost of the rapid growth may be the decline in our margins. We do, however, have some opportunities for margin improvement. Some areas that come to mind include our inventory shrink which is unacceptably high, our well positioned distribution network which could allow us to leverage our distribution and transportation expenses and our continued emphasis on controlling our overhead expenses.

Our key utilization ratios improved in 2001. Our return on assets improved from 8.1% to 9.4% and our return on equity improved from 19.9% to 24.2%. Both of these numbers exclude restatement related items. Our return on assets has declined from its historical level because of the amount of real estate assets we put on the books as part of the restatement process.

We generated approximately $100 million in cash in 2001 and concluded the year with $261.5 million in cash and $735 million in debt. We did this without sacrificing our capital spending. We spent approximately $125 million on cap ex in 2001 and didn't cancel any essential projects. You can see on this slide how our debt position has increased over the last four years. Almost all of the increase is associated with the funding of growth related real estate activities.

Our inventory turn improved in 2001 to just over 3.2 times from approximately 3 times in 2000. Our inventory at cost was $1.131 billion at the end of 2001 vs. $1.012 billion at the end of 2000.

I believe that most of you are aware that our synthetic lease facility expires in September. We expect to complete the refinancing well in advance of our September expiration date. - It does appear that we have a number of refinancing options available to us.
- We're going to make a real effort to avoid pledging our inventory as part of the refinancing.
- Our 3 most desired options include the entire refinancing done in an unsecured bank deal; a combination of an unsecured bank deal and a high yield deal; or a combination of an unsecured bank deal and a convertible instrument.
- We have explored various real estate financings but they seem too expensive right now.
- I should point out that our overall cost of funds is likely to increase as a result of the refinancing.


2002 Operational Objectives - Don Shaffer, President & Chief Operating Officer

With last year's restatement, 2001 could have been a year of stagnate and unimpressive performance. As you've seen, last year we produced impressive results. Our people delivered impressive results while laying the foundation for future profitable growth.

I'd like to leave you with two thoughts today. Number one: this company - and 50,000 employees - accomplished significant results last year, and Number two: our 2002 initiatives position Dollar General for tremendous future growth.

In the mid-90's our company articulated a strategy that aligned our merchandising and operating strategies: "customer driven distributors of consumable basics." This strategy fueled our growth and began placing enormous demands on our infrastructure, requiring us to make significant investments in merchandising, distribution, store growth and technology. Let's review the results of our investments and their contribution to our 2001 accomplishments.

Our merchandising mix and allocations reflect our deep understanding of our low-income consumer. Last year, we continued our commitment of providing our customer with exceptional value on the household basics she needs. We also used our investment in technology to manager our DC and store inventory to improve operating profit.

As a result of our powerful merchandising strategy, our DC carton volume has grown 226% in the last five years. We've invested $400 million in our distribution infrastructure to support this growth. Last year, we began leveraging these investments of state-of-the art distribution systems and facilities. We won't need to open a new DC in 2002 to support our projected growth.

Our ability to open new stores in support of our growth initiatives is proven. However, last year we scaled back new store growth to enable us to increase the profitability of our future same stores. We improved site selection, focused on opportunistic leases, and reinstated basic new store standards and controls. As a result, the 602 new stores we opened last year were more productive than in 2000.
-  New store annualized sales increased 4%,
-  Annualized sales per sq. ft. increased 3.5%,
-  New store capital investments declined 12%.

Our investments in technology have totaled more than $70 million since 1997. We now have the state-of-the-art systems needed to support our current and future business needs.

Serving our customer is a primary focus in executing our strategy consistently. In 2001, we began refocusing on improving same store profitability. We restructured operations to eliminate layers between officer and store managers, and we began standardizing work processes with the 7 Habits of a Successful Dollar General Store.

In 2002, we're focusing on four opportunities to deliver profitable growth. First, we will further invest in our stores and increase store standards, we will establish perpetual inventories in all stores by October, we will reduce excess inventory through our markdown program, and we will implement our new merchandise planning system.

Over the last five years, we've invested heavily in all areas of our business except one: existing stores. In 2002 we will begin shifting investments to operations. This year we will:

- Improve store standards and the execution of merchandising initiatives through the implementation of the 7 store habits,
- And we will focus on reducing store shrink through strengthened controls and the creation of a field loss prevention team, and
- We will invest in store staffing & adjust compensation to better attract and retain qualified personnel.

In order to provide our customers with exceptional value and deliver profitable growth to our shareholders, we must control our expenses. Therefore, we plan to offset our additional investments in store labor with a renewed emphasis on tight expense control in other areas.

By the end of September of this year, we will have completed our second initiative by establishing perpetual inventories in all of our stores. This program should:
-  improve our in-stock position,
-  increase sales,
-  lower inventory, thereby increasing turn, and
-  lower DC costs.

Our 3rd initiative is to reduce excess inventory through our new markdown program. Last year, we identified $116 million in excess and aged inventory in our stores. Our objective is to sell through this inventory by the end of 2002. Our budget provides for markdowns for SKU-specific items, after-season events and, of course, clothing. We will carefully analyze our markdown performance, and we will take additional markdowns as needed.

Fourth, we will continue the strides we've made in managing our inventory by implementing - and leveraging - our Arthur Merchandise System. This system will enable us to:
-  Reduce order cycle time, and
-  Improve merchandise planning, allocations and monitoring.

We project:
-  Revenues for 2002 to increase 14 - 16%,
-  Same-store sales to increase 5 - 7%, and
-  earnings, excluding restatement-related expenses, to increase 13 - 15%.